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                                                               Exhibit 1.1

                            Reedland Capital Partners
                          An Institutional Division of
                              Financial West Group
                                Member NASD/SIPC





August 15, 2001


Mr. Frederic Price
Chief Executive Officer
BioMarin Pharmaceutical Inc.
371 Bel Marin Keys Boulevard, Suite 210
Novato, CA 94949

Re: Engagement of Reedland Capital Partners, an Institutional Division of Financial West Group ("Reedland") as Placement Agent for BioMarin Pharmaceutical Inc. (the "Company")
      --------------------------------------------------------------------------

Dear Mr. Price:

This letter (this "Engagement Letter") will confirm our agreement with the Company with respect to the engagement of Reedland as the Company's placement agent in connection with the placement of the Company's common stock to Acqua Wellington North American Equities Fund, Ltd. (collectively with its affiliated funds, the "Investor"), as more fully described herein. Reedland hereby agrees, on a best efforts basis and subject to the satisfactory completion of our continuing due diligence, to place up to Twenty-seven Million Seven Hundred Thousand Dollars ($27,700,000) of the Company's authorized but unissued common stock (the "Common Stock" or "Common Shares") with the Investor, as more particularly set forth below.


The Common Stock will be offered and sold on such terms as the Company and the Investor may agree upon in the Purchase Agreement, dated as of August 15, 2001, and the offering and sale of such Common Stock shall be registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement"). Reedland will use no offering materials other than the Company's publicly filed reports and the Registration Statement, including any preliminary prospectus or prospectus contained therein or an prospectus supplement thereto, or any amendment or supplement to the Registration Statement, as the Company will have approved prior to their use. The parties hereto agree that the Common Shares will be offered and sold by the Company in compliance with all applicable federal and state securities laws and regulations. The placement of the Common Stock by Reedland to the Investor as contemplated hereby may be referred to herein as the "Offering".

The term of Reedland's engagement (the "Engagement Period") as placement agent for the offer and sale of the Common Stock to the Investor will commence on the date of actual receipt by Reedland of an executed copy of this Engagement Letter from the Company and, unless extended pursuant to the further written agreement of the parties, will expire upon the earlier of (i) fourteen (14) months following the execution of this


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BioMarin Pharmaceutical Inc.                                              Page 2
Friday, August 10, 2001



Engagement Letter by the Company, or (ii) the date that the Offering is terminated by the Company or the Investor. To the extent the Company so requests, Reedland will assist with each closing of the purchase of the Common Stock under the Offering. There may be multiple closings of the Offering during the Engagement Period.

Upon the date of each settlement of the purchase of the Common Shares, the Company hereby agrees to pay Reedland a commission equal to the product of (A) the dollar amount purchased by the Investor on such settlement date under the Purchase Agreement, multiplied by (B) twenty percent (20%) of the difference between one (1) minus the "Draw Down Discount Percentage" for such settlement. Such cash commission(s) shall be payable out of escrow to Reedland at the direction of the Company via wire transfer in accordance with the wiring instructions annexed hereto as Attachment B.

This Engagement Letter is for the confidential use of the Company and Reedland only, and may not be disclosed by the Company or by Reedland (in whole or in part) for any reason to any person other than their respective Board of Directors, executive management or its independent attorneys, accountants or financial advisors, and then only on a confidential basis in connection with the proposed Offering, except where disclosure is required by applicable law, stock exchange rule or regulation, or is previously agreed to in writing to by the Company and Reedland. The parties hereto acknowledge and agree that, notwithstanding the preceding sentence, the arrangement contemplated hereby will be disclosed by the Company in the Registration Statement and this Engagement Letter will be filed as an exhibit thereto. The terms of this Engagement Letter will be governed by and interpreted in accordance with the laws of the State of California, and any disputes arising hereunder will be adjudicated in federal or state court situated therein and, if applicable in connection with the indemnification provisions set forth in Attachment A of this Engagement Letter, subject to arbitration in San Francisco, California. The Company and Reedland hereby irrevocably agrees to submit to such venue in the State of California. To the extent any dispute arises between the parties hereto regarding any of the subject matter hereof, the prevailing party in any action or proceeding brought in connection therewith will be entitled to reasonable attorneys' fees and costs from the losing party.

During the Engagement Period and for 60 days thereafter, the Company agrees that any reference to Reedland in any press release or other communications issued by the Company to the public relating to the Offering will refer to Reedland as "Reedland Capital Partners, an Institutional Division of Financial West Group". Reedland shall not issue any press release or other public statement in connection with the Offering or this Engagement Letter or the arrangements contemplated hereby without the Company's prior written approval.

The Company hereby agrees that it will comply with all applicable federal and state securities laws and regulations with respect to the Offering. Reedland hereby agrees and represents that: (1) Reedland is an institutional division of Financial West Group, which is a broker/dealer licensed in accordance with all applicable laws and regulations in each jurisdiction in which Reedland intends
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BioMarin Pharmaceutical Inc.                                              Page 3
Friday, August 15, 2001

to use its best efforts to place the Offering, including, without limitation, in the States of California and New York, and payment of the commission contemplated under this agreement will not jeopardize the Company's compliance with applicable federal and state securities laws; (2) Reedland will not make any representations to the Investor about the Company other than information included in the Company's public filings or otherwise conveyed to Reedland by the Company; (3) Reedland will not do any advertising or make any general solicitation on behalf of the Company in connection with the Offering; (4) Reedland will comply with all applicable federal and state securities laws and regulations with respect to the Offering; (5) Reedland is not affiliated with Investor or the Company; and (6) Reedland acknowledges, and agrees to keep confidential any nonpublic material information about the Company conveyed to Reedland by the Company (collectively the "Reedland Covenants"). In further consideration of Reedland's placement of the Common Shares, the Company and Reedland agree to be fully bound by all of the indemnification provisions set forth on Attachment A, a copy of which is attached hereto and is fully incorporated herein by this reference.

The parties acknowledge and agree that nothing contained herein shall modify or affect the rights or obligations of the Company and the Investor under the Purchase Agreement.

If the foregoing is acceptable, please sign and return to us a copy of this Engagement Letter, which will represent the entire agreement between the Company and Reedland with respect to the matters addressed herein and will supercede all previous oral or written agreements or understandings of any nature whatsoever between the parties. We look forward to working with you.

Sincerely,

Reedland Capital Partners                      BioMarin Pharmaceutical Inc.



By:____/s/____________________                   By:____________________
     Thomas J. Griesel                            Name: Raymond W. Anderson
     Senior Vice President                        Title:Chief Operating Officer,
                                                        Chief Financial Officer,
                                                        Secretary and Vice
                                                        President Finance and
                                                        Administration
                                                  Date: August 15, 2001





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BioMarin Pharmaceutical Inc.                                              Page 4
Friday, August 15, 2001


                        Attachment A to Engagement Letter

                       Company Indemnification Provisions


BioMarin Pharmaceutical Inc. (the "Company") agrees to indemnify and hold harmless Reedland Capital Partners, an Institutional Division of Financial West Group ("Reedland"), and its directors, officers, and each person, if any, who controls Reedland within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnitees" and each individually an "Indemnitee"), to the fullest extent permitted by applicable law, from and against any and all claims, demands, causes of action, obligations, losses, damages, liabilities, costs or expenses arising in law, equity or otherwise, of any nature whatsoever, including without limitation, any and all legal, accounting and other professional fees and related costs and disbursements and other costs, expenses, or disbursements relating thereto (collectively, the "Liabilities"), directly or indirectly , based upon or arising out of:

     (a) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement of the Company (the "Registration Statement") relating to the Common Stock being placed by Reedland with the Investor (as defined in the Engagement Letter between Reedland and the Company to which this Attachment A is an integral part (the "Engagement Letter")) in connection with the Common Stock Purchase Agreement dated as of August 15, 2001, between the Company and Acqua Wellington North American Equities Fund, Ltd., including any preliminary prospectus or prospectus contained therein or any prospectus supplement thereto, or any amendment or supplement to the Registration Statement; or


     (b)  the omission or alleged  omission to state in the  Registration
          Statement   or  any   document   incorporated   by  reference  in  the
          Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading.


Notwithstanding anything to the contrary contained herein, (a) the foregoing indemnity shall not apply and the Company shall not be liable to the extent that a court of competent jurisdiction shall have determined by a final judgment
(with no appeals available) that such Liability resulted directly from any such acts or failures to act, undertaken or omitted to be taken by any Indemnitee through its bad faith or willful misconduct, (b) the foregoing indemnity shall not apply to any Liability to the extent arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the
Company by Reedland expressly for use in the Registration Statement, any
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BioMarin Pharmaceutical Inc.                                              Page 5
Friday, August 10, 2001



preliminary prospectus or the prospectus contained therein or any prospectus supplement thereto (or any amendment or supplement thereto), and (c) with respect to the Prospectus, the foregoing indemnity shall not inure to the benefit of any Indemnitee or any such person from whom the person asserting any Liability purchased Common Stock, if copies of the Prospectus were timely delivered to Reedland and a copy of the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of Reedland or any such person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Common Stock to such person, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such Liability.

The Company may, at its own expense, seek reimbursement of amounts already paid to such Indemnitee once and to the extent the relevant Liabilities are determined in a final judgment by court of competent jurisdiction (not subject to further appeal) to have not been indemnifiable hereunder . The Company further agrees to reimburse each Indemnitee for any costs, expenses and/or legal fees incurred in seeking or obtaining payments for any Liabilities indemnifiable hereunder including, without limitation, investigation, litigation, and enforcement and execution of a judgment, or in successfully contesting any claim by the Company for any amounts previously paid, in a manner not inconsistent with the terms hereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in final judgement by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, then the Company, on the one hand, and the claiming Indemnitees on the other hand, will contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (collectively, the "Losses") to which such Indemnitees may be subject. Said contribution will
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BioMarin Pharmaceutical Inc.                                              Page 6
Friday, August 10, 2001



be made in accordance with all relative benefits received by, and the fault of, the Company on the one hand, and such Indemnitees on the other hand, in connection with the statements, acts or omissions which resulted in such Losses, together with the relevant equitable considerations and will be determined by arbitration in San Francisco, California by an arbitrator mutually agreed upon by the parties. Such arbitration, if any, will be conducted in accordance with the rules of the American Arbitration Association then in effect. No person found liable for fraudulent misrepresentation will be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding any of the foregoing, the Indemnitees will not be obligated to contribute in the aggregate for all of the Losses in any amount that exceeds the aggregate amount of fees actually received by Reedland pursuant to the Engagement Letter.

If any action, suit, proceeding, or investigation commenced which gives rise to a claim for indemnification and which, in any Indemnitee's reasonable judgement, gives rise to a conflict of interest between the Company and the Indemnitees, then the Indemnitees will have the right to retain legal counsel of their own choice to represent and advise them, and the Company will pay the reasonable fees, expenses and disbursements of one (1) law firm for all Indemnitees incurred from time to time in the manner set forth above. Such law firm will, to the extent consistent with their professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company will not be liable for any settlement of any claim, action, suit or proceeding effected without its prior written consent; provided, however, that the Company will be liable for any payment of any award or settlement of any actual, potential or threatened claim against any Indemnitee made with the Companys prior written consent. Neither the Company nor any affiliate thereof will, without the prior written consent of the Indemnitee seeking indemnification, settle or compromise any actual, potential or threatened claim for which indemnification is sought hereunder, or permit a default or consent to the entry of any judgement in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnitees of an unconditional release from all liability in respect of such claim.

Neither termination nor completion of the engagement of Reedland pursuant to the Engagement Letter will affect these indemnification provisions, which will survive any such termination or completion and remain operative and in full force and effect.
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BioMarin Pharmaceutical Inc.                                              Page 7
Friday, August 10, 2001




                        Attachment B to Engagement Letter


                          Reedland Wiring Instructions



                                Bank of New York
                     48 Wall Street, NY 10005 (800) 762-1000
                                 ABA# 021000018
                       BNF - Correspondent Services Corp.
                                 A/C #8900186968
               For further Credit to: Financial West Group/UA99100